Filed pursuant to Rule 424(b)(3)

Registration No. 333-271351

PROSPECTUS SUPPLEMENT No. 7

(to Prospectus dated May 11, 2023)

PARKERVISION, INC.

9,387,500 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated May 11, 2023, as amended and supplemented from time to time (the “Prospectus”), which permits the resale by the selling shareholders listed in the Prospectus of up to 9,387,500 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of (i) an aggregate of 2,843,750 shares of Common Stock issued pursuant to securities purchase agreements dated November 30, 2022, December 23, 2022 and January 13, 2023, (ii) an aggregate of 6,343,750 shares of Common Stock issuable upon conversion of, and for the payment of interest from time to time at our option on, convertible promissory notes dated January 11, 2023 and January 13, 2023 with a fixed conversion price of $0.16 per share (the “Convertible Notes”), and (iii) 200,000 shares of Common Stock issuable upon exercise of options issued as payment for services (“Options”).

We will not receive proceeds from the sale of the shares of Common Stock by the selling shareholders. To the extent the Options are exercised for cash, we will receive up to an aggregate of $42,620 in gross proceeds.  We expect to use the proceeds received from the exercise of the Options, if any, for general working capital purposes.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2023.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is quoted on the OTCQB Venture Market under the ticker symbol “PRKR.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 22, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2023

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01        Entry into a Material Definitive Agreement

On December 18, 2023, ParkerVision, Inc. (the "Company") entered into a Common Stock Purchase Warrant Amendment (the “Amendment”) with Brickell Key Investments LP ("Brickell"), that modified a December 20, 2018, warrant agreement between the parties for the purchase of up to 5,000,000 shares of the Company’s common stock at $0.16 per share (the “Warrant”). Brickell previously purchased 2,000,000 of such shares.  The Amendment provides for the extension of the expiration date of the Warrant by eighteen months, from December 20, 2023, to June 20, 2025.  All other terms of the Warrant remain unchanged, including a call provision whereby if the closing price of the Company’s common stock for any period of five (5) consecutive trading days exceeds two times the exercise price, then the Company can call for the cancellation of all or a portion of the Warrant for which a notice of exercise has not been delivered within five (5) trading days of the Company’s delivery of a call notice to Brickell.

The shares underlying the Warrant were previously registered on a Registration Statement on Form S-1 (File No. 333-2330888).

The foregoing description of the terms and conditions of the Amendment is not complete and is qualified in its entirety by the full text of the Amendment which is filed herewith as Exhibit 10.1 and incorporated into this Item 1.01 by reference.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Common Stock Purchase Warrant Amendment dated December 18, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2023
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer